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                                                                      Exhibit 12

Cingular Wirless LLC
Computation of Ratio of Earnings to Fixed Charges (Unaudited)
(Dollars in Millions)

                                                        Year Ended December 31,
                                              ------------------------------------------
                                               2001     2002     2003     2004     2005
                                              ------   ------   ------   ------   ------
FIXED CHARGES
Interest expense                              $  822   $  911   $  856   $  900   $1,260
Interest capitalized during the period            16       27       15       16       44
Amortization of debt issuance expenses            --       --       --       --       --
Portion of rental expense
   representative of interest                    145      161      175      237      549
                                              ------   ------   ------   ------   ------
      Total Fixed Charges                        983    1,099    1,046    1,153    1,853

EARNINGS
Income (loss) from continuing
   operations before income taxes              1,674    1,217    1,005      143      531
Add (deduct) the following:
   Amortization of capitalized interest           --       --       --       --       --
                                              ------   ------   ------   ------   ------
      Subtotal                                 1,674    1,217    1,005      143      531

Fixed charges per above                          983    1,099    1,046    1,153    1,853
Less interest capitalized during the period      (16)     (27)     (15)     (16)     (44)
                                              ------   ------   ------   ------   ------
Total earnings                                $2,641   $2,289   $2,036   $1,280   $2,340
                                              ======   ======   ======   ======   ======
Ratio of earnings to fixed charges              2.69     2.08     1.95     1.11     1.26
                                              ======   ======   ======   ======   ======